Exhibit 99.1

Press Release

June 18, 2018

FOR IMMEDIATE RELEASE:

Comstock Holding Companies Announces Chief Financial Officer Transition and Other Executive Moves

RESTON, VA -- (MARKET WIRE) Comstock Holding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”), a multi-faceted real estate development, asset management and real estate related services company focused on the Washington, DC market, today announced that it has named Christopher Guthrie as Chief Financial Officer and Principal Financial Officer and Christopher Conover as EVP-Finance and Strategic Planning, effective as of June 12, 2018.

Mr. Guthrie, 39 has served as Chief Financial Officer of Comstock Partners, LC, since 2013 and brings over 15 years of accounting and finance experience, previously working for Red Zone Capital Management, a private equity fund owned by Dwight Schar and Daniel Snyder. He has also previously served as an audit and transaction services manager at PwC (where he obtained his CPA). Mr. Guthrie will succeed Mr. Conover as Chief Financial Officer of the Company.

Mr. Conover, 36, has served as our Chief Financial Officer since 2015 and previously served as VP Finance and Corporate Controller at the Company since 2012. In his role as EVP-Finance and Strategic Planning, Mr. Conover will focus on strategic tax planning; corporate strategy; SEC reporting oversight; and investor relations.

Additionally, effective as of June 12, 2018, A. Clayton Perfall has resigned as a director and as Chairman of our Audit Committee. James McCutcheon, an existing director who has been on the Company’s Audit Committee since December of 2004 has been appointed as the Chairman of the Audit Committee. Additionally, David Guernsey, also an existing director since 2004, has agreed to join the Company’s Audit Committee.

“The transformation of our operating platform is proceeding as planned” said Christopher Clemente, Chairman and Chief Executive Officer. “Mr. Guthrie is a tremendous addition to the Comstock executive management team given his deep knowledge of the anchor portfolio of transit-oriented, mixed-use assets under management and his financial background and management experience. Additionally, Mr. Guthrie’s appointment as CFO enables Mr. Conover to focus on execution of strategic corporate initiatives, including the marshalling of resources necessary to monetize the Company’s significant $143M tax asset.”

For additional details on the above referenced transactions, refer to the disclosures within the Company’s Form 8-K, filed with the Securities and Exchange Commission on June 18, 2018.

The Company’s latest investor relations presentation describing the strategic vision of the Company can be found at www.ComstockCompanies.com.

About Comstock Holding Companies, Inc.

CHCI is a multi-faceted real estate development, asset management and real estate related services company that, since 1985, has designed, developed, constructed and managed several thousand residential units and millions of square feet of residential and mixed-use projects throughout the Washington, DC metropolitan market and in other key markets in the southeastern United States. In early 2018, CHCI transitioned its operating platform from being primarily focused on developing on-balance sheet, for-sale, homebuilding projects to being focused on commercial real estate development, asset management and real estate related services. As a result, CHCI began operating through two real estate focused platforms, CDS Asset Management (“CAM”) and Comstock Real Estate Services (“CRES”). CAM provides real estate development, asset management, and property management services, while CRES provides development supply chain services, including capital markets, real estate brokerage, environmental consulting and design services in the Washington, DC metropolitan area and in New Jersey and Pennsylvania. Anchoring the transition of CHCI is a long-term asset management agreement covering two of the largest transit-oriented, mixed-use developments in the Washington, DC area; Reston Station, a 3 million square foot transit-oriented, mixed-use development located in Reston, VA, and Loudoun Station, a 2.5 million square foot transit-oriented, mixed-use development in Ashburn, VA, as well as other additional development assets. Comstock’s substantial experience in entitling, designing, developing, and managing a diverse range of properties including apartments, single-family homes, townhomes, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) properties, as well as large scale commercial parking garages and infrastructure projects, has positioned the Comstock organization as a premier developer and real estate related service provider in the mid-Atlantic Region. The Company is a publicly traded company, trading on NASDAQ under the symbol CHCI. For more information about CHCI or its businesses, please visit www.ComstockCompanies.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties, many of which are beyond our control. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include, without limitation: completion of Comstock’s financial accounting and review procedures; general economic and market conditions, including interest rate levels; our ability to service our debt; inherent risks in investment in real estate; our ability to compete in the markets in which we operate; economic risks in the markets in which we operate, including actions related to government spending; delays in governmental approvals and/or land development activity at our projects; regulatory actions; fluctuations in operating results; our anticipated growth strategies; shortages and increased costs of labor or building materials; the availability and cost of land in desirable areas; adverse weather conditions or natural disasters; our ability to raise debt and equity capital and grow our operations on a profitable basis; the reliance of substantially all of our revenues derived from our provision of management services to a limited number of companies; the Asset Management Agreement and other agreements with clients are subject to termination; and our continuing relationships with affiliates. Additional information concerning these and other important risk and uncertainties can be found under the heading “Risk Factors” in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, for the fiscal year ended December 31, 2017. Our actual results could differ materially from these projected or suggested by the forward-looking statements. Comstock claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements contained herein. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Company:

Comstock Holding Companies, Inc.

Christopher Guthrie, 703-230-1292

Chief Financial Officer